Exhibit 23.3

                December 12, 2012

CONTINENTAL AIRLINES, INC.
77 W. Wacker Drive
Chicago, IL  60601

Re:
Preliminary Prospectus Supplement, dated December 12, 2012, to the Prospectus dated April 27, 2012, included in Registration Statement No. 333-181014 of Continental Airlines, Inc., United Air Lines, Inc. and United Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the reports, dated as of December 3, 2012 and September 14, 2012 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such reports in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement.  We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

MORTEN BEYER & AGNEW, INC.

/s/ Robert F. Agnew
Name:	Robert F. Agnew
Title:	President & CEO